September 16, 2021
Wisconsin Power and Light Company
4902 N. Biltmore Lane
Madison, Wisconsin 53718
Re:    1.950% Debentures due 2031
Registration Statement on Form S-3
Registration No. 333-251353-02
Ladies and Gentlemen:
We have acted as counsel to Wisconsin Power and Light Company, a Wisconsin corporation (the “Company”), in connection with the issuance and sale by the Company of $300,000,000 aggregate principal amount of the Company’s 1.950% Debentures due 2031 (the “Debentures”), to be issued pursuant to an indenture dated as of June 20, 1997 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as successor trustee (the “Base Trustee”), as supplemented by the first supplemental indenture to be dated as of September 16, 2021 (the "Supplemental Indenture" and together with the Base Indenture, the "Indenture"), by and among the Company, the Base Trustee and U.S. Bank National Association, as series trustee (the “Trustee”), which will establish and set forth certain terms and conditions of the Debentures, and subject to the terms and conditions of the Underwriting Agreement dated September 13, 2021 among the Company and Barclays Capital Inc., BofA Securities, Inc., Mizuho Securities USA LLC and Wells Fargo Securities, LLC, as representatives (the “Underwriting Agreement”). The Debentures are being offered and sold under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2020 (File No. 333-251353-02) (the “Registration Statement”), including a base prospectus dated December 15, 2020 (the “Base Prospectus”), and a prospectus supplement dated September 13, 2021 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Securities Act.
In such capacity, we have examined: (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Prospectus; (iv) the form of the Supplemental Indenture; (v) the form of the Debentures; (vi) certain resolutions of the Company’s Board of Directors; (vii) the Base Indenture; (viii) the Company’s Amended and Restated Articles of Incorporation, as currently in effect; (ix) the Company’s Amended and Restated Bylaws, as currently in effect; and (x) such other proceedings, documents and records as we have deemed necessary or advisable for

Wisconsin Power and Light Company
September 16, 2021

purposes of this opinion (such items, collectively, the “Transaction Documents”). In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied on the Transaction Documents. We have assumed that the Base Indenture has been duly authorized, executed and delivered by the predecessor to the Base Trustee.
Based upon and subject to limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debentures, when duly executed and authenticated in accordance with the provisions of the Indenture and delivered and paid for as contemplated by the Underwriting Agreement and the Prospectus, will be valid and binding obligations of the Company, subject to and limited by the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally and rules governing the availability of injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law.
We express no opinion concerning any laws other than the laws in their current forms of the States of New York and Wisconsin and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed September 16, 2021. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Perkins Coie LLP